UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2014

GLOBAL INCOME TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-54684	26-4386951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Ave.

Orlando, Florida 32801

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

2014 Annual Meeting of Stockholders

On June 25, 2014, the board of directors (the “Board”) of Global Income Trust, Inc. (the “Company”) set its 2014 annual meeting of stockholders (the “Annual Meeting”) for Tuesday, November 4, 2014 at 9:30 a.m., local time, at the offices of the Company at 450 South Orange Avenue, Orlando, Florida. On October 21, 2014, the Board determined that it will be in the best interests of the Company to postpone the Annual Meeting. A new date for the Annual Meeting has not been set at this time.

Item 7.01	Regulation FD Disclosure.

Engagement of CBRE Cap

On October 24, 2014, the Company sent correspondence to registered representatives notifying them of, among other things, the Company’s engagement of CBRE Capital Advisors, Inc., an independent investment banking firm (“CBRE Cap”) to assist with a valuation of the Company and the estimation of the net asset value (“NAV”) per share of the Company’s common stock as of December 31, 2014. A copy of the correspondence is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 8.01	Other Events

Determination of Net Asset Valuation

In order to assist Financial Industry Regulatory Authority (“FINRA”) members and their associated persons that have participated in our public offering, we disclose in each annual report distributed to stockholders a per share estimated value of our common shares, the method by which it was developed, and the date of the data used to develop the estimated value. In connection therewith, on October 26, 2014, the Board established a valuation committee comprised solely of the Board’s independent directors (the “Valuation Committee”), for the purpose of undertaking a valuation of the Company and estimating the NAV per share of the Company’s common stock as of December 31, 2014.

The newly formed Valuation Committee discussed the purpose, timing and process for determining the value of the Company and estimating the NAV of its common stock; and both the Valuation Committee and the Board approved the engagement of CBRE Cap to assist the Valuation Committee in its estimation of the Company’s NAV as of December 31, 2014 based on certain methodologies set forth by the Investment Program Association (“IPA”) in the IPA Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, which was adopted by the IPA effective May 1, 2013.

Following the Valuation Committee’s receipt, analysis and consideration of a valuation report from CBRE Cap, which will include property level and aggregate valuation analyses of the Company, and a range for the NAV of the Company’s common stock as of December 31, 2014, and based on such other factors as the Valuation Committee deems beneficial, the Company anticipates that it will announce the December 31, 2014 NAV per share in January 2015.

CBRE Group, Inc. (“CBRE”) is a Fortune 500 and S&P 500 company headquartered in Los Angeles, California and one of the world’s largest commercial real estate services and investment firms in terms of 2013 revenue. CBRE Cap, a FINRA registered broker-dealer and a subsidiary of CBRE, is an investment banking firm that specializes in providing real estate financial services. The Valuation Committee elected to engage CBRE Cap on October 21, 2014 based on many factors including but not limited to (i) CBRE Cap’s and its affiliates’ substantial experience in the valuation of assets similar to those owned by the Company, and (ii) CBRE Cap’s experience in undertaking the valuation of securities in connection with public offerings, private placements, business combinations and similar transactions. For preparation of the valuation, the Company will pay CBRE Cap a customary fee for services of this nature, no part of which will be contingent relating to the provision of services or specific findings.

In addition to the Company’s engagement of CBRE Cap in connection with the forthcoming valuation, during the past two years various affiliates of the Company have engaged CBRE Cap and other affiliates of CBRE for various real estate-related services and/or to serve as a third-party valuation advisor. The Company anticipates that affiliates of CBRE will continue to provide similar services to the Company and its affiliates in the future. In addition, the Company may in its discretion engage CBRE Cap to assist the Board and/or the Valuation Committee in future determinations of the Company’s estimated NAV. The Company is not affiliated with CBRE, CBRE Cap or any of their affiliates. While the Company or other affiliates of the Company have engaged and may engage in the future CBRE, CBRE Cap or their affiliates for commercial real estate services of various kinds, the Company believes that there are no material conflicts of interest with respect to the Company’s engagement of CBRE Cap. In the ordinary course of its business, CBRE, its affiliates, directors and officers may structure and effect transactions for its own account or for the accounts of its customers in commercial real estate assets of the same kind and in the same markets as the Company’s assets.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Correspondence to registered representatives dated October 24, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2014		GLOBAL INCOME TRUST, INC.
	By:	a Maryland Corporation /s/ Scott C. Hall
Scott C. Hall Senior Vice President of Operations